EXHIBIT 99.1

CONTACT: FOR IMMEDIATE RELEASE
Greg Schafer (investors)
IntraBiotics Pharmaceuticals, Inc.
(650) 845-6204

INTRABIOTICS REPORTS FOURTH QUARTER AND FISCAL YEAR 2004 FINANCIAL AND OPERATING RESULTS

PALO ALTO, CA, March 8, 2005 – IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI) today reported financial and operating results for the fourth quarter and year ended December 31, 2004.

IntraBiotics reported a net loss applicable to common stockholders of $1.4 million for the fourth quarter of 2004, or $0.16 per basic and diluted share. For the year ended December 31, 2004, the Company reported a net loss applicable to common stockholders of $17.0 million, or $2.24 per basic and diluted share.

In June 2004, the Company discontinued its clinical trial of iseganan for the prevention of VAP following a recommendation of the independent data monitoring committee. Subsequently, the Company terminated its iseganan development program, reduced employee headcount by 60% to six employees, and is now evaluating its strategic options, including mergers, acquisitions, in-licensing opportunities, and liquidation of the Company.

On December 31, 2004, the Company had a total of $50.7 million in cash, cash equivalents, and short-term investments, and recorded liabilities of $0.7 million. Based on current projections for 2005, the company expects cash outflows of between $2.5 million and $3.5 million on an annualized basis. This estimate does not include any costs that may be associated with completing a merger, acquisition, in-license of a product candidate, liquidation of the Company or the disposition of securities litigation. There can be no assurance that such a range will be achieved, as actual expenditures and interest income may differ significantly from projected levels.

Approximately 10.6 million common equivalent shares were issued and outstanding on December 31, 2004, including 1.7 million shares underlying outstanding convertible preferred stock.

Assuming the net exercise of in-the-money warrants and options at the closing price of the Company’s stock as quoted on the Nasdaq National Market as of December 31, 2004, approximately 11.2 million common equivalent shares would be outstanding on December 31, 2004.

The foregoing statements regarding estimated cash outflows for 2005 are forward-looking. Actual results could differ materially, depending on a variety of factors, including the following: actual expenses incurred in terminating the clinical trials; fluctuations in headcount; costs associated with being a public company; costs associated with pursuing various strategic alternatives, and pending litigation. Moreover, the enumeration of potential strategic alternatives in this release does not mean that the Company will be able to achieve any of them successfully.

-More-

IntraBiotics Pharmaceuticals, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Operating expenses:
Research and development	$500	$2,466	$11,519	$7,727
General and administrative	1,060	1,949	4,819	5,782
Restructuring and other charges	67	—	858	—

Total operating expenses	1,627	4,415	17,196	13,509

Operating loss	(1,627)	(4,415)	(17,196)	(13,509)
Interest income	292	67	700	166
Other income/(expense), net	(29)	31	(204)	31

Net loss	(1,364)	(4,317)	(16,700)	(13,312)
Non-cash deemed dividend related to beneficial conversion feature of Series A preferred stock	—	(18)	—	(1,436)
Non-cash dividends on Series A preferred stock	(65)	(65)	(260)	(182)

Net loss applicable to common stockholders	$(1,429)	$(4,400)	$(16,960)	$(14,930)

Basic and diluted net loss per share applicable to common stockholders	$(0.16)	$(0.87)	$(2.24)	$(4.01)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	8,872	5,056	7,559	3,720

Condensed Balance Sheet Data
(In thousands)
(Unaudited)

	December 31,
	2004	2003
Cash, cash equivalents and short-term investments	$50,743	$26,394
Total assets	$51,185	$27,326
Total stockholders’ equity	$50,508	$25,628

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